EXHIBIT 99.1

Cemtrex (OTC: CTEID / OTC: CTEI) Appoints Two Independent Directors As It Focuses on Planned Uplisting to NASDAQ Exchange

08:40 ET from Cemtrex

FARMINGDALE, N.Y., April 23, 2015 PRNewswire Cemtrex Inc. (www.cemtrex.com), a diversified technology company, announced today that in preparation for its planned uplisting to the NASDAQ CM Exchange, it has appointed two new independent directors, Raju Panjwani and Sunny Patel, effective immediately.

Raju is an accomplished executive with over 35 years of experience, including 20 years on Wall Street, and 20 years as an entrepreneur and business builder. Raju was a Managing Director with Morgan Stanley, where he spent 18 years in several senior roles in risk management, audit, strategy and being the Chief Operating Officer and Country Head for the Firm's India office. Since leaving Morgan Stanley in 2005, Raju has considerable experience in emerging Asian markets, with a reputation built on focused execution, high integrity and strong relationships. He has excellent connectivity in US and India with a proven track record in negotiating complex joint ventures, mergers & acquisitions, and capital raises, particularly within the technology sector. Raju is a CPA in New York State and spent several years with Price Waterhouse and other accounting firms prior to joining Morgan Stanley.

Sunny Patel presently serves as a manager for Three Point Capital, a premier specialty finance company. He has vast experience in loan origination and creative financing vehicles for growth companies and project financing. Before joining Three Point in 2010, Sunny was an equity derivatives trader at Group 1 Trading for several years. Sunny is an activist investor who focuses on emerging growth companies with strong fundamentals. He is CFA Level 3 candidate and graduated Cum Laude from New York University's Stern School of Business.

Two of the Board of Directors of Cemtrex, Ravi Narayan and Renato Delarama have also resigned in their roles as Board Members, but still continue to serve the company in their operational positions. Cemtrex now has four directors in total, two of which are independent.

"We are pleased and fortunate to bring on two excellent new directors, Raju Panjwani and Sunny Patel, who have vast experience in public markets," said Saagar Govil, Chairman and Chief Executive Officer of Cemtrex. He continued, "Raju's experience as a senior executive at Morgan Stanley will be immensely valuable to Cemtrex as we continue to grow our investor base and increase our visibility. Sunny's financial expertise will aid us in growing our business operations, both organically and through acquisitions. With this important step we are closer to conforming to NASDAQ's requirements of retaining a majority independent board and I am confident that we will fulfill this requirement in the near future."

About Cemtrex, Inc.

Cemtrex, Inc. (OTC: CTEI) is a diversified technology company that provides a wide array of solutions to meet today's industrial challenges. Cemtrex, through its wholly owned subsidiaries provides electronic manufacturing services of custom engineered printed circuit board assemblies, emission monitors & instruments for industrial processes, and environmental control & air filtration systems for industries & utilities.

Safe Harbor Statement

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.

For further information, please contact:

Investor Relations
Cemtrex, Inc.
Phone: 631-756-9116

SOURCE Cemtrex

Related Links

http://www.cemtrex.com